Exhibit 10.1
[Spanish to English Translation]

La Serena, Chile          October 9th, 2013

Oscar Fernandez Mora, Lawyer appear on behalf of Eduardo Rene Carriel Gonzales (ID №: 7,550,695-3), representative of SEAWOLF GROUP MINERAL SERVICES EXPOERACIONES, IMPORTACIONES S.A., (“SWG”) company duly incorporated in Chile, ROL №: 76,120,429-7

Other parties, CDII MINERALS, INC., “CDIIM” also know interchangeably as “CDIIM” CDII TRADING, INC., “CDIIT” both companies duly incorporated in the state of Florida, USA, and INVERSIONES CDII MINERALS CHILE LIMITADA., “CDII CHILE” (ROL № 76,242,796-6); represented by YUEJIAN WANG, USA passport № 483-664-766

1.	BACKGROUND:

a.
SWG together with CDIIT they developed business activities related to iron material, product of such relationships invested money altogether. Product  of investments and works done by CDII contributed with the excess amount of USD $2,229,622.00

b.
CDII MINERALS Inc., acquired all titles and interests of CDII TRADING, INC., as set provided in the Act of Sale issued by Sonya L. Salkin, Trustee in the Bankruptcy of CDII TRADING, Inc., Case No. 12-15810 JKO. (expressly including the credits that CDIIT had in relation to SWG)

c.
The parties have reached agreements and concessions, as established in this agreement in order to avoid any dispute between them. CDIIM gave CDII CHILE the entire credit that CDIIT had originally with SWG.

2.	DEBT

Product of commercial activities between the companies, which will be developed in the coming years and the trade agreement reached in the present instrument, SWG, assumes CDII CHILE debt in the amount of USD $2,229,622.00

3.	TRADE AGREEMENT AND PAYMENT OF DEBT:

The appearing parties agree that the hat the debt referred to, will be pay for SWG, to CDIIT, in the following way:

a.
Brokerage General of Mining Assets and Properties: SWG can find and negotiate at least possible price mining properties or other assets that they may be of interest of CHILE CDII or CDIIM, who will be able to directly or indirectly acquire such properties or activate the price and conditions negotiated by SWG, and then sell them to a third buyer at the highest price possible. Utility, this is the price difference between the brokered produced by SWG and the highest price differential obtained by CHILE CDII or CDIIM, in the sale of such properties or assets, shall be apportioned and impute to fall in the following way: all earnings received by the CHILE CDII or CDIIM, directly or indirectly, will be divided into equal parts between these and SWG. Corresponding to  SWG 50% of profit and 50% for CHILE CDII or CDIIM. The parties agree that a sum equivalent to the amount received by CDII CHILE or CDIIM, will be reduced from the total amount of existing debt between SWG and CDII CHILE.

b.	Brokerage of La Lapa Uno al Trece Mine:

i.
The parties agree to mutual interest to achieve the sale of mining property called “La Lapa Uno al Trece”. In the event of making the sale of the aforementioned mining property an amount equivalent to 50% of the sales price discounted part of the price that corresponds to pay at the time the legitimate owner ("Owner of the Lapa"), that is set to in this Act in the amount of USD $300,000, will be paid to CHILE CDII or CDIIM, and a sum equivalent to the amount received by CHILE CDII or CDIIM as the case, will be reduced from the existing total amount existing at the time between SWG-CDII CHILE.

ii.
CDII may force SWG to sell in the event that is the holder of the mining property, or force SWG to make the owners of the mining property sell, in the case that owners are third parties at that time, in the event that CDII get an offer for the purchase of property of one value of not less than USD $850,000, it needs to be pay in cash. CDII CHILE shall communicate this circumstance by registered letter sent to the domicile of SWG with acknowledgement of receipt, in which indicate the price to be paid by the third party for the mining property and other terms and conditions of sale, which in no case may contain provisions that are not usually established for this type of operation. In the event that CDII make use of their rights under this clause ii and requires the sale of the mining property, the price paid by the third party, discounted part of the price that corresponds to pay at the time to the owner of the Lapa, everything will be divided in equal parts between CDII CHILE and SWG, and the debt will be reduced by an amount equivalent to the value perceived by CDII as a result of the sale. In the event that CDII CHILE notify SWG's of an offer for the mining property by a value equal to or greater than USD $850,000, and this offer meets the requirements set out in this clause, and SWG or owners refuse to comply with this section will be jointly and severally obliged to indemnify CDII CHILE and pay within 5 days an amount equivalent to 50% of the value offered by the third party. As provided in the present article i and ii, is valid for one year to the date of signing of this agreement. Subsequently, CDII CHILE is entitled an irrevocable of first choice in relation to the sale of the mining property so that if the owner of La Lapa wants to sell, assign or dispose the property to third parties, either on its own initiative or upon receipt of an offer by a third person, the owner of La Lapa must inform CDII CHILE of its real intention to sell the mining property indicating the sale price and the other terms of the sale to the third party. CDII CHILE shall have a period of 30 business days from receipt of the offer to respond. If CDII CHILE accepts the offer, the acceptance must be communicated to the owner of La Lapa. In such a case, the parties must sign a contract of sale and CDII CHILE must pay the price indicated in the offer, within a period of 30 business days. If CDII CHILE does not communicate to the owner of the Lapa their acceptance or rejection within the period of 30 days, means that CDII CHILE has rejected the offer and the owner may sell the mining property to a third party. If the owner of the Lapa do not sale within the period of 30 days, the offer should be rejected, if the owner still wants to sell the property, should receive back the same or a new offer, and then must again convey CDIICHILE. In any case, what is established in present clause is valid for 24 months from the signing of this agreement, within this period, the owners may provide at its discretion and without limitation of mining property terms of this agreement.

iii.SWG is obligated to pay a royalty, from 1st January 2014, CDII Chile should receive USD $3 per each metric tons of mining products that SWG direct or indirectly sells and from 1st April 2014, USD $4 per each metric tons of mining products that SWG directly or indirectly sells from the mining property "La Lapa". The royalty will be paid by SWG to CDII, on a quarterly basis, within the first five days. Each payment shall be accompanied by a settlement with sufficient detail to allow CDII CHILE to determine the method of calculation of that royalty.

c.
Copper Mine La Marina: For each metric ton that Inversiones Legend Dragon Chile Limitada, sells of La Marina copper mine, will be reduced from the total of the existing debt of USD$ 2.The reduction will take place automatically on a quarterly basis, within the first five days of each month. Each reduction must be accompanied by a settlement with sufficient detail to allow SWG can determine the calculation method.

4.	TERMS

The parties agree that if seven years after the date of signing of this agreement there is an outstanding payment of the debt assumed by SWG on this contract, it shall be liquid and payable in its entirety.

5.	STATEMENTS:

a.	The Parties shall declare that any payments or moneys received in the forms and conditions indicated in this agreement CDII or CDII, will be imputed to the debt assumed by SWG.

b.
They declare that it is the essence of this agreement and the acceptance of the debt by SWG, the trade agreement established in this agreement, as also the designated deadlines for the payment of the debt.

c.	The present, declare that the present agreement to primacy good faith between the parties, especially with regard to representations by which compare; and

d.
Hereby Eduardo René Carriel Gonzales, declares expressly and irrevocably which in the event that the totality of the debt indicated in the second clause of the present agreement is not paid in full within a period of seven years indicated above, the Eduardo Carriel y Compañia Limitada, remain jointly and severally liable to pay the debt within 30 days from the fulfillment of this period.

6.	RESERVE:

The parties are obliged to keep in strict reserve and keep confidential the content of this agreement and are obliged to not make public or to deliver confidential information to third parties.

7.	CONFLICT RESOLUTION:

Any difficulty or controversy arising between the parties with respect to the application, interpretation, duration, validity or execution of this agreement or any other reason shall be settled by the ordinary courts.

8.	DOMICILE: La serena, Chile

PARTIES :

 Eduardo Rene Carriel Gonzales representative of SEAWORLD GROUP MINERAL SERVICES EXPORTACIONES, IMPORTACIONES S.A.

Yuejian Wang representative of CDII MINERALS, INC.,CDII TRADING, INC. and INVERSIONES CDII MINERALES CHILE LIMITADA.

/s/ Eduardo Rene Carriel Gonzales
C.I. 7550.695-3
P.P. SEAWORLD GROUP MINERAL SERVICES EXPORTACIONES, IMPORTACIONES S.A.

/s/ Yuejian Wang
US PASSPORT: 4836642766
P.P. CDII MINERALS, INC., CDII TRADING, INC. and INVERSIONES CDII MINERALES CHILE LIMITADA.